Exhibit 2.1

PLAN OF CONVERSION

OF

CLEANTECH INNOVATIONS, INC.,
a Nevada corporation,

INTO

6D GLOBAL TECHNOLOGIES, INC.,
a Delaware corporation

This PLAN OF CONVERSION (this “Plan”), dated as of September 29, 2014, is hereby adopted by CleanTech Innovations, Inc., a Nevada corporation (“CleanTech”), in order to set forth the terms, conditions and procedures governing the conversion of CleanTech into a Delaware corporation pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 92A.195 of the Nevada Revised Statutes (the “NRS”).

WHEREAS, the Board of Directors of CleanTech has approved the Conversion (as defined below), submitted this Plan to the shareholders of CleanTech for approval and the shareholders have approved this Plan.

NOW, THEREFORE, CleanTech does hereby adopt this Plan to effectuate the conversion of CleanTech into a Delaware corporation as follows:

1. Conversion.  Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DGCL and the NRS, including, without limitation, Section 265 of the DGCL and Section 92A.195 of the NRS, CleanTech shall convert (referred to herein as the “Conversion”) into and continue its existence thereafter in the form of a Delaware corporation (referred to herein as “6D-DE”), which Delaware corporation will continue to be known as 6D Global Technologies, Inc., at the Effective Time (as defined below). 6D-DE shall thereafter be subject to all of the provisions of the DGCL. This Plan is on file at the address of the principal place of business of CleanTech. This Plan will be on file after the conversion at the address of the principal place of business of 6D-DE; and a copy of the Plan will be, upon written request, furnished without cost by CleanTech before the conversion or by 6D-DE after the conversion to any shareholder of CleanTech or 6D-DE.

2. Effect of Conversion.  Following the Conversion, 6D-DE shall, for all purposes of the laws of the State of Nevada and Delaware, be deemed to be the same entity as CleanTech. Upon the Effective Time, all of the rights, privileges and powers of CleanTech, and all property, real, personal and mixed, and all debts due to CleanTech, as well as all other things and causes of action belonging to CleanTech, shall remain vested in CleanTech and shall be the property of CleanTech and the title to any real property vested by deed or otherwise in CleanTech shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of CleanTech shall be preserved unimpaired, and all debts, liabilities and duties of CleanTech shall remain attached to 6D-DE and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of CleanTech, as well as the debts, liabilities and duties of CleanTech, shall not be deemed, as a consequence of the Conversion, to have been transferred to 6D-DE for any purpose of the laws of the State of Nevada. The Conversion shall not be deemed to affect any obligations or liabilities of CleanTech incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. CleanTech shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a termination of CleanTech and shall constitute a continuation of the existence of CleanTech in the form of a Delaware corporation.

3. Effective Time.  Provided that this Plan has not been terminated, abandoned or deferred pursuant to Section 11, the Conversion shall be effected as soon as practicable after the shareholders of CleanTech have approved this Plan. Subject to the foregoing, unless another date and time is specified, the Conversion shall be effective (the “Effective Time”) upon (a) the filing with the Secretary of State of the State of Nevada of a duly executed Certificate of Conversion meeting the requirements of Section 92A.195 of the NRS and (b) the filing with the Secretary of State of the State of Delaware of (i) the Certificate of Incorporation of 6D-DE that has been executed, acknowledged and filed in accordance with the requirements of Delaware in the form specified below, and (ii) a Certificate of Conversion meeting the requirements of Section 265 of the DGCL.

4. Governance and Other Matters Related to 6D-DE.

(a) Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of 6D-DE shall be substantially in the form of Exhibit A attached hereto and shall have been filed with the Secretary of State of Delaware.

(b) Bylaws.  At the Effective Time, the Bylaws of CleanTech (the “Bylaws”) shall be adopted as such by the Board of Directors of 6D-DE. Thereafter, the Bylaws may be amended by the Board of Directors or stockholders of 6D-DE as provided in the Certificate of Incorporation and Bylaws of 6D-DE.

(c) Directors and Officers.  The members of the Board of Directors and the officers of CleanTech immediately prior to the Effective Time shall continue in office following the Effective Time as directors and officers of 6D-DE until the expiration of their terms of office at the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. After the Effective Time, 6D-DE and its Board of Directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

5. Effect of the Conversion on the Securities of CleanTech.

(a) Effect of Conversion on Common Stock.  Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of 6D-DE, CleanTech or any shareholder thereof, each share of common stock, $0.00001 par value per share, of CleanTech (the “Nevada Common Stock”), shall convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of 6D-DE (the “Delaware Common Stock”).

(b) Effect of Conversion on Outstanding Warrants or Other Rights.  Subject to the terms and condition of this plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of 6D-DE, CleanTech or any shareholder thereof, each warrant or other right to acquire shares of Nevada Common Stock outstanding immediately prior to the Effective Time shall convert into one warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, one share of Delaware Common Stock.

(c) Effect of Conversion on Employee Benefit, Stock Option or Other Similar Plans.  Subject to the terms and conditions of this plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of 6D-DE, CleanTech or any shareholder thereof, each employee benefit plan, stock option plan or other similar plan to which CleanTech is a party shall continue to be a plan of 6D-DE. To the extent that any such plan provides for the issuance of Nevada Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Delaware Common Stock.

(d) Effect on Other Rights to Purchase Securities.  Any shares of Nevada Common Stock or securities convertible into Nevada Common Stock that, immediately prior to the Effective Time, were invested or subject to a repurchase option risk of forfeiture or other condition pursuant to a stock incentive plan, option agreement, employment agreement or any other applicable agreement of the Company, shall be subject to the vesting requirement, repurchase options, risk of forfeiture or other conditions that may be set forth in a new or amended agreement between 6D-DE and the holder receiving such shares of Delaware Common Stock, and the certificate representing such shares of Delaware Common Stock, if any, may accordingly be marked with appropriate legends in the discretion of 6D-DE.

6. Stock Certificates.  From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Nevada Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Delaware Common Stock into which the shares represented by such certificates have been converted as provided herein. From and after the Effective Time, all the outstanding options and warrants of CleanTech shall convert into one equivalent option or warrant to acquire Delaware Common Stock upon the same terms and conditions as were in effect immediately prior to the Effective Time. The registered owner on the books and records of CleanTech or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to 6D-DE or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of CleanTech evidenced by such outstanding certificate as provided above.

7. Employee Benefit and Compensation Plans.  At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan and other similar plans to which CleanTech is then a party shall be automatically assumed by, and continue to be the plan of, 6D-DE, without further action by 6D-DE or CleanTech. To the extent any employee benefit plan, incentive compensation plan or other similar plan provides for the issuance or purchase of, or otherwise relates to, Nevada Common Stock, after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Delaware Common Stock.

8. Outstanding Awards.  At the Effective Time, all outstanding stock options, purchase rights, restricted stock awards and other stock awards relating to the Nevada Common Stock shall, by virtue of the Conversion and without any further action on the part of 6D-DE, CleanTech or the holders thereof, continue on the same terms and conditions and be assumed by 6D-DE, provided that all such awards shall be deemed to provide for the issuance or purchase of, or otherwise relate to Delaware Common Stock.

9. Further Assurances.  If, at any time after the Effective Time, 6D-DE shall determine or be advised that any agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to carry out the purposes of this Plan, 6D-DE and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of 6D-DE or CleanTech, all such agreements, documents and assurances and do, in the name and on behalf of 6D-DE or CleanTech, all such other acts and things necessary or desirable to carry out the purposes of this Plan and the Conversion.

10. Amendment.  This Plan may be amended by the Board of Directors of CleanTech at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of this Plan by the shareholders of CleanTech shall not alter or change (a) the amount or kind of shares or other securities to be received by the shareholders hereunder, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the NRS, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of CleanTech.

11. Termination or Deferral.  At any time before the Effective Time, this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of CleanTech, notwithstanding the approval of this Plan by the shareholders of CleanTech, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of CleanTech, such action would be in the best interest of CleanTech and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of CleanTech or its Board of Directors or shareholders with respect thereto.

12. Third Party Beneficiaries.  This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

13. Severability.  Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

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IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by its duly authorized representative as of the date first stated above.

CLEANTECH INNOVATIONS, INC.,
a Nevada corporation

By:	_______________________________
Name: Terry McEwen
Title: Chief Executive Officer

Exhibit A

[Certificate of Incorporation]